                                                                  EXHIBIT (a)(1)
================================================================================




                             --------------------



           OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")


                             --------------------






This document constitutes part of a prospectus relating to the Tut Systems, Inc. 1998 Stock Plan and the Tut Systems, Inc. 1999 Nonstatutory Stock Option Plan covering securities that have been registered under the Securities Act of 1933.



                                 May 11, 2001



================================================================================

                               TUT SYSTEMS, INC.

Offer to Exchange All Outstanding Options under the Tut Systems, Inc. 1992 Stock
   Plan, the Tut Systems, Inc. 1998 Stock Plan and the Tut Systems, Inc. 1999 Nonstatutory Stock Option Plan Held by Certain Option Holders for New Options to
    be Granted Under either the Tut Systems, Inc. 1998 Stock Plan or the Tut Systems, Inc. 1999 Nonstatutory Stock Option Plan (the "Offer to Exchange")

The offer and withdrawal rights expire at 12:00 midnight, New York City Time, on
                   June 8, 2001 unless the offer is extended.

     Tut Systems, Inc. ("Tut", "we" or "us") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Tut common stock granted under the Tut Systems, Inc. 1992 Stock Plan ("1992 Stock Plan"), the Tut Systems, Inc. 1998 Stock Plan ("1998 Stock Plan") and the Tut Systems, Inc. 1999 Nonstatutory Stock Option Plan ("1999 Nonstatutory Stock Option Plan") for new options which we will grant under the 1998 Stock Plan and the 1999 Nonstatutory Stock Option Plan. An "eligible employee" refers to all employees of Tut or one of our U.S. subsidiaries, who are employees as of the date the offer commences and as of the date the tendered options are cancelled, except all executive officers, vice-presidents, members of the Board of Directors and employees receiving Workers' Adjustment and Retraining Notification ("WARN") Act pay are not eligible to participate in the exchange offer. We are making the offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Janice Ramsey dated May 11, 2001, the Election Form, the Notice to Change Election from Accept to Reject and the Promise to Grant New Option (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the unexercised options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and two days after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 12:00 midnight New York City Time on the date the offer ends. The offer is currently scheduled to expire on June 8, 2001 (the "Expiration Date") and we expect to cancel options on June 11, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Cancellation Date. Since we currently expect to cancel all tendered options on June 11, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since December 11, 2000.

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1998 Stock Plan or the 1999 Nonstatutory Stock Option Plan, as determined by the Board of Directors in their sole discretion. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be at least six months and two days after the Cancellation Date.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the last market trading day prior to the date of grant.

     Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

     Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

     . all shares equal to the number of shares that were fully vested under the cancelled option on the Expiration Date will be fully vested;

     . all shares equal to the number of unvested shares under the cancelled option on the Expiration Date that would have been fully vested on the date the new option is granted (at least six months and two days from the Cancellation Date) will be fully vested; and

     . all remaining unvested shares will vest ratably each month, beginning on the date the new option is granted and ending on the date that is at least twelve months prior to the date that the cancelled option would have been fully vested. In other words, the vesting schedule for each new option will be shortened by approximately twelve months.

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     Shares of Tut common stock are traded on the Nasdaq National Market under the symbol "TUTS." On May 10, 2001, the closing price of our common stock reported on the Nasdaq National Market was $3.20 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the SEC) or any State Securities Commission nor has the SEC or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

     You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Janice Ramsey dated May 11, 2001, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant New Option to Shareholder Services,
Attention: Bill Radtke at Tut Systems, Inc., 5964 West Las Positas Blvd., Pleasanton, California, 94588 (telephone: (925) 201-4212).

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Shareholder Services, Attention Bill Radtke, Tut Systems, Inc. at fax number (925) 201-4427.

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in the related memorandum from Janice Ramsey dated May 11, 2001, Election Form, Notice to Change Election from Accept to Reject and Promise to Grant New Option. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               TABLE OF CONTENTS

                                                                                                  Page
SUMMARY TERM SHEET..............................................................................    1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER.....................................................    9

INTRODUCTION....................................................................................   12

THE OFFER.......................................................................................   14

1.   Eligibility................................................................................   14

2.   Number of options; Expiration date.........................................................   14

3.   Purpose of the offer.......................................................................   15

4.   Procedures for tendering options...........................................................   17

5.   Withdrawal Rights and Change of Election...................................................   18

6.   Acceptance of options for exchange and issuance of new options.............................   19

7.   Conditions of the offer....................................................................   20

8.   Source and amount of consideration.........................................................   21

9.   Effect of a Change of Control Prior to the Granting of New Options.........................   21

10.  Terms of New Options.......................................................................   22

11.  Information concerning Tut.................................................................   26

12.  Financial Information......................................................................   26

13.  Price range of shares underlying the options...............................................   27

14.  Interests of directors and officers; transactions and arrangements concerning the options..   27

15.  Status of options acquired by us in the offer; accounting consequences of the offer........   28

16.  Legal matters; regulatory approvals........................................................   29

17.  Material U.S. Federal Income Tax Consequences..............................................   30

18.  Extension of offer; termination; amendment.................................................   32

19.  Fees and expenses..........................................................................   33

20.  Additional information.....................................................................   33

21.  Miscellaneous..............................................................................   34

SCHEDULE A  Information Concerning the Directors and Executive Officers of Tut Systems, Inc.....  A-1


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                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Janice Ramsey dated May 11, 2001, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant New Option because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the memorandum from Janice Ramsey dated May 11, 2001, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant New Option. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q:   What securities are we offering to exchange?

A: We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Tut granted under the 1992 Stock Plan, the 1998 Stock Plan and the 1999 Nonstatutory Stock Option Plan held by eligible employees for new options we will grant under either the 1998 Stock Plan or 1999 Nonstatutory Stock Option Plan, as determined by the Board of Directors in their sole discretion. (Page 14)

Q.   Who is eligible to participate?

A. Employees are eligible to participate if they are employees of Tut Systems, Inc. ("Tut") or one of our U.S. subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled. However, members of the Board of Directors, all executive officers and vice-presidents of Tut and employees receiving Workers' Adjustment and Retraining Notification ("WARN") Act pay are not eligible to participate.
                                                  ---
     In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and two days after the Cancellation Date. If Tut does not extend the offer, the new options will be granted on December 13, 2001. (Page 14)

Q.   Are employees outside the United States eligible to participate?

A. No, employees of our non-U.S. subsidiaries are not eligible to participate. (Page 14)

Q.   Why are we making the offer?

A. We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 15)

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                                      -1-

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Q.   What are the conditions to the offer?

A. The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 20)

Q. Are there any eligibility requirements that you must satisfy after the expiration date of the offer to receive the new options?

A. To receive a grant of new options through the offer and under the terms of either the 1998 Stock Plan or the 1999 Nonstatutory Stock Option Plan you must be employed by Tut or one of our U.S. subsidiaries as of the date the new options are granted.

     As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and two days after the Cancellation Date. If, for any reason, you do not remain an employee of Tut or one of our U.S. subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 14)

Q. How many new options will you receive in exchange for your tendered options?

A. If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the unexercised options you tender. New options will be granted under the 1998 Stock Plan or the 1999 Nonstatutory Stock Option Plan, as determined by the Board of Directors in their sole discretion, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page
     14)

Q.   When will you receive your new options?

A. We will not grant the new options until on or about the first business day which is at least six months and two days after the Cancellation Date. Our Board of Directors will select the actual grant date for the new options. If we cancel tendered options on June 11, 2001, which is the scheduled date for the cancellation of the options (the first business day following the Expiration Date), the new options will not be granted until December 13, 2001. (Page 19)

Q. Why won't you receive your new options immediately after the expiration date of the offer?

A. If we were to grant the new options on any date which is earlier than six months and two days after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense

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                                      -2-

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     we would have to record. By deferring the grant of the new options for at least six months and two days, we believe we will not have to treat the new options as variable awards. (Page 29)

Q. If you tender options in the offer, will you be eligible to receive other option grants before you receive your new options?

A. No. If we accept options you tender in the offer, you will not receive any other option grants before the grant date for your new options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date in order for us to avoid incurring compensation expenses against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 19)

Q.   Will you be required to give up all your rights to the cancelled options?

A. Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the offer. You have the right to change your election regarding particular tendered options at any time before the expiration of the offer. The offer is scheduled to expire at 12:00 midnight, New York City Time, on June 8, 2001 unless we extend it. Thus, if for any reason, you do not remain an employee of Tut or one of our U.S. subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 19)

Q.   What will the exercise price of the new options be?

A. The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market for the last market trading day prior to the date of grant. (Page 23)

     Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and two days after the Cancellation Date, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 9)

Q.   When will the new options vest?

A. The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options, however, the vesting schedule will be shortened by approximately twelve (12) months. You will receive credit for vesting accrued prior to the cancellation of the tendered options and you will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

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                                      -3-

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     Each new option granted will vest as follows:

     . all shares equal to the number of shares that were fully vested under the cancelled option on the Expiration Date will be fully vested;

     . all shares equal to the number of unvested shares under the cancelled option on the Expiration Date that would have been fully vested on the date the new option is granted (at least six months and two days from the Cancellation Date) will be fully vested; and

     . all remaining unvested shares will vest ratably each month, beginning on the date the new option is granted and ending on the date that is at least twelve months prior to the date that the cancelled option would have been fully vested. In other words, the vesting schedule for each new option will be shortened by approximately twelve months.

     The following is an example:

     Old option (cancelled):
     ----------------------
     Total number of shares:  1,000
     Grant date:  5/13/99
     Vesting start date:  5/13/99
     Vesting schedule:  1/4 at 1 year, 1/48 monthly thereafter
     Total number of shares vested at Expiration Date:  500
     Total number of shares unvested at Expiration Date:  500
     Scheduled full vesting date:  5/13/03

     New Option:
     ----------
     Total number of shares:  1,000
     Vesting start date:  12/13/01
     Grant date:  12/13/01
     Total number of shares vested on grant date:  625

     500 (portion of cancelled option that was vested on the Expiration Date) +125 (portion of cancelled option that would have been fully vested on the date the new options are granted) = 625

     Total number of shares unvested on grant date:  375

     Vesting schedule for unvested shares: 1/5 of remaining shares for 5 months (17 months remaining until scheduled full vesting date for cancelled option shortened by twelve months).

     Fully vested:  5/13/02.  (Page 23)

Q.   What if we enter into a merger or other similar transaction?

A. It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock New Option which we will give you is a binding commitment, and any successor to our company will be legally obligated by that commitment. (Page 21)

     You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be

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                                      -4-

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     deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Page 16)

Q.   Are there circumstances where you would not be granted new options?

A. Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq listing requirements. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and two days after the Cancellation Date, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 29)

     Also, if you are no longer an employee on the date we grant new options, you will not receive any new options. (Page 14)

Q. If you choose to tender an option which is eligible for exchange, do you have to tender all the shares in that option?

     Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

     .  none of your options,

     . options with respect to the 300 remaining unexercised shares under the first option grant,

     .  options with respect to all 1,000 shares under the second option grant,

     .  options with respect to all 2,000 shares under the third option grant,

     .  options with respect to two of the three option grants, or

     .  all options under all three of the option grants.

     In this example, the above describes your only choices. For example, you may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 14)

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                                      -5-

--------------------------------------------------------------------------------

     Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in June 2000 and a grant in February 2001 and you want to tender your June 2000 option grant, you would also be required to tender your February 2001 option grant. (Page 14)

Q. What happens to options that you choose not to tender or that are not accepted for exchange?

A. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

     You should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock option that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option. (Page 31)

Q.   Will you have to pay taxes if you exchange your options in the offer?

A. If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through the offer. (Page 30)

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                                      -6-

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Q.   If your current options are incentive stock options, will your new options be incentive stock options?

A. If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. One requirement for options to qualify as incentive stock options under the current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-statutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. (Page 31)

Q.   When will your new options expire?

A. Your new options will expire ten years from the date of grant, or earlier if your employment with Tut terminates. (Page 22)

Q. When does the offer expire? Can the offer be extended, and if so, how will you be notified if it is extended?

A. The offer expires on June 8, 2001, at 12:00 midnight, New York City Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City Time, on the next business day following the previously scheduled expiration of the offer period. (Page 14)

Q.   How do you tender your options?

A. If you decide to tender your options, you must deliver, before 12:00 midnight, New York City Time, on June 8, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via fax (fax # (925) 201-4427) or hand delivery to Shareholder Services, Attention: Bill Radtke. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. Tut will e-mail a confirmation of receipt within 48 hours of receiving your Election Form. This receipt does not constitute acceptance of the options for exchange. We will be sending a Promise to Grant New Option to each option holder from whom we accept properly tendered options. (Page 17 and 20)

Q.   During what period of time may you withdraw previously tendered options?

A. You may withdraw your tendered options at any time before the offer expires at 12:00 midnight, New York City Time, on June 8, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly

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                                      -7-

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     after the expiration of this offer, if we have not accepted your tendered options by July 9, 2001, you may withdraw your tendered options at any time after July 9, 2001. To withdraw tendered options, you must deliver to us via fax (fax # (925) 201-4427) or hand delivery to Shareholder Services,
     Attention: Bill Radtke a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the offer. (Page 18)

Q.   Can you change your election regarding particular tendered options?

A. Yes, you may change your election regarding particular tendered options at any time before the offer expires at 12:00 midnight, New York City Time, on June 8, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via (fax # (925) 201-4427) or hand delivery to Shareholder Services, Attention: Bill Radtke a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 18)

Q.   Do we and the Board of Directors recommend that you take the offer?

A. Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 17)

Q.   Who can you talk to if you have questions about the offer?

A.   For additional information or assistance, you should contact:

     Bill Radtke
     Shareholder Services
     Tut Systems, Inc.
     5964 West Las Positas Blvd.
     Pleasanton, California 94588
     (925) 201-4212









--------------------------------------------------------------------------------

                                 CERTAIN RISKS
                         OF PARTICIPATING IN THE OFFER


     Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on page 23 in Tut's Annual Report on Form 10-K filed on April 2, 2001 and on page 19 in Tut's Quarterly Report on Form 10-Q filed on May 11, 2001, highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Janice Ramsey dated May 11, 2001, the Election Form, the Notice to Change Election from Accept to Reject, and the Promise to Grant New Option for a fuller discussion of the risks which may apply to you, before deciding to participate in this exchange offer.

                                 ECONOMIC RISKS
                                 --------------

Participation in the offer will make you ineligible to receive new options until December 13, 2001 at the earliest.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any new options until December 13, 2001 at the earliest.

If the stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange for them.

     We cannot predict the exercise price of the new options. Because we will not grant new options until on or after the first business day that is at least six months and two days after the Cancellation Date, the new options may have a higher exercise price than some or all of your current options. For example, if you cancel options with a $35 strike price, and Tut's stock appreciates to $50 when the new option grants are made, your new option will have a higher strike price than the cancelled option.

If your employment terminates prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option.

     Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option.

If we are prohibited by applicable law or regulations from granting new options, you will receive neither a new option nor the return of your cancelled option.

     We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or

Nasdaq listing requirements. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS
                      ------------------------------------

Your new option may be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

     If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent that it qualifies under the Internal Revenue Code of 1986, as amended. One requirement for options to qualify as incentive stock options is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the prospectuses for the 1998 Stock Plan and the 1999 Nonstatutory Stock Option Plan.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment.
Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

                             BUSINESS-RELATED RISKS
                             ----------------------

     For a description of risks related to Tut's business, please see Section 21 of this Offer to Exchange.

                                  INTRODUCTION

     Tut Systems, Inc. ("Tut", "we" or "us") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Tut common stock granted under the Tut Systems, Inc. 1992 Stock Plan (the "1992 Stock Plan") the Tut Systems, Inc. 1998 Stock Plan (the "1998 Stock Plan") and the Tut Systems, Inc. 1999 Nonstatutory Stock Option Plan ("1999 Nonstatutory Stock Option Plan") for new options we will grant under either the 1998 Stock Plan or the 1999 Nonstatutory Stock Option Plan, as determined by the Board of Directors in their sole discretion. An "eligible employee" refers to all employees of Tut or one of our U.S. subsidiaries, who are employees as of the date the offer commences and as of the date the tendered options are cancelled, except executive officers, vice-presidents, members of the Board of Directors and employees receiving Workers' Adjustment and Retraining Notification ("WARN") Act pay are not eligible to participate in the exchange offer. We are making the offer upon the terms and the conditions described in this Offer to Exchange, the related memorandum from Janice Ramsey dated May 11, 2001, the Election Form, the Notice to Change Election from Accept to Reject and the Promise to Grant New Option (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the unexercised options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and two days after the date we cancel the options accepted for exchange. The grant date for the new options will be December 13, 2001, unless the offer is extended, in which case the grant date of the new options will be at least six months and two days after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 12:00 midnight New York City Time on the date the offer ends. The offer is currently scheduled to expire on June 8, 2001 (the "Expiration Date") and we expect to cancel options on June 11, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Cancellation Date. Since we currently expect to cancel all tendered options on June 11, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since December 11, 2000.

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under either the 1998 Stock Plan or the 1999 Nonstatutory Stock Option Plan. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be at least six months and two days after the Cancellation Date.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the last market trading day prior to the date of grant.

     Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

     Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

     . all shares equal to the number of shares that were fully vested under the cancelled option on the Expiration Date will be fully vested;

     . all shares equal to the number of unvested shares under the cancelled option on the Expiration Date that would have been fully vested on the date the new option is granted (at least six months and two days from the Cancellation Date) will be fully vested; and

     . all remaining unvested shares will vest ratably each month, beginning on the date the new option is granted and ending on the date that is at least twelve months prior to the date that the cancelled option would have been fully vested. In other words, the vesting schedule for each new option will be shortened by approximately twelve months.

     As of May 10, 2001, options to purchase 2,864,530 of our shares were issued and outstanding, of which options to purchase approximately 1,456,114 of our shares, constituting approximately 50.8%, were held by eligible employees.

                                   THE OFFER

     1.  Eligibility.
         -----------

     Employees are "eligible employees" if they are employees of Tut Systems, Inc. ("Tut", "we" or "us") or one of our U.S. subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled, except members of the Board of Directors, all executive officers and vice-presidents and employees receiving WARN Act pay are not eligible to participate in the
                                         ---
offer. These executive officers and Board of Directors are listed in Schedule A to this Offer to Exchange.

     In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and two days after the date we cancel the options accepted for exchange. Thus, subject to the terms and conditions of this offer, if Tut does not extend the offer and your options are properly tendered by June 8, 2001 you will be granted new options on or about December 13, 2001.

     2.  Number of options; Expiration date.
         ----------------------------------

     Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We currently expect to cancel all tendered options on June 11, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since December 11, 2000.

     If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the plan under which the particular new option is granted (either our 1998 Stock Plan or our 1999 Nonstatutory Stock Option Plan, at the discretion of our Board of Directors), and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Tut or one of our U.S. subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     The term "expiration date" means 12:00 midnight, New York City Time, on June 8, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 18 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     . we increase or decrease the amount of compensation offered for the options,

     . we decrease the number of options eligible to be tendered in the offer, or

     . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 18 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

     3.  Purpose of the offer.
         --------------------

     We issued the options outstanding under our 1992 Stock Plan, 1998 Stock Plan and 1999 Nonstatutory Stock Option Plan to:

     . attract and retain the best available personnel for positions of substantial responsibility, and

     . provide our eligible employees with additional incentive and to promote the success of our business.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Tut. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six months and two days after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. As is outlined in Section 10, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the last market trading day prior to the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

     Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company,

     . any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries,

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization,

     . any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment,

     .  any other material change in our corporate structure or business,

     . our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association,

     . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act,

     . the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act, or

     . the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

     . any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

     4.  Procedures for tendering options.
         --------------------------------

     Proper Tender of Options.
     ------------------------

     To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via fax (fax # (925) 201-4427) or hand delivery to Shareholder Services, Attention: Bill Radtke along with any other required documents. Bill Radtke must receive all of the required documents before the expiration date. The expiration date is 12:00 midnight New York City Time on June 8, 2001.

     The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at your risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

     Determination of Validity; Rejection of Options; Waiver of Defects; No
     ----------------------------------------------------------------------
Obligation to Give Notice of Defects.
------------------------------------

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.
     ---------------------------------------

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

     5.  Withdrawal Rights and Change of Election.
         ----------------------------------------

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 12:00 midnight, New York City Time, on June 8, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 12:00 midnight, New York City Time, on July 9, 2001, you may withdraw your tendered options at any time after July 9, 2001.

     To validly withdraw tendered options, you must deliver to Shareholder Services, Attention: Bill Radtke via fax (fax # (925) 201-4427) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Shareholder Services, Attention: Bill Radtke via fax (fax # (925) 201-4427) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     .  the name of the option holder who tendered the options,

     .  the grant number of all options to be tendered,

     .  the grant date of all options to be tendered,

     .  the exercise price of all options to be tendered, and

     . the total number of unexercised option shares subject to each option to be tendered.

     Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

     6.  Acceptance of options for exchange and issuance of new options.
         --------------------------------------------------------------

     Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be June 11, 2001, and you will be granted new options on or about the first business day that is at least six months and two days after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by June 8, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on June 11, 2001 you will be granted new options on or about December 13, 2001. If we accept and cancel options properly tendered for exchange after June 11, 2001, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant New Option, by which we will commit to grant stock options to you on a date no earlier than December 13, 2001 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

     If we accept options you tender in the offer, you will not receive any other option grants before the grant date for your new options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date in order for us to avoid incurring compensation expenses against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

     Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Tut or one of our U.S. subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options which have been cancelled pursuant to this offer.

     We will not accept partial tenders of your eligible option grants.
However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We currently expect to cancel all tendered options on June 11, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since December 11, 2000.

     Within forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Tut will e-mail you a confirmation of receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Shareholder Services or Bill Radtke, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. We will send a Promise to Grant New Option to each option holder from whom we accept properly tendered options.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

     7.  Conditions of the offer.
         -----------------------

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 11, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Tut;

     . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Tut, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

        (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

        (3)  materially impair the contemplated benefits of the offer to Tut; or

        (4) materially and adversely affect Tut's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Tut;

     . there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     . a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Tut, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

     . any change or changes shall have occurred in Tut's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Tut or may materially impair the contemplated benefits of the offer to Tut.

     The conditions to the offer are for Tut's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8.  Source and amount of consideration.
         ----------------------------------

     We will issue new options to purchase shares of common stock under either our 1998 Stock Plan or our 1999 Nonstatutory Stock Option Plan, as determined by our Board of Directors in their sole discretion, in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 1,456,114 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 8.9% of the total shares of our common stock outstanding as of March 31, 2001.

     9.  Effect of a Change of Control Prior to the Granting of New Options.
         ------------------------------------------------------------------

     If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to inherit our obligation to grant new options. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares that you would have received, multiplied by the exchange ratio that was used in the merger.

     10.  Terms of New Options.
          --------------------

     The new options will be granted under either our 1998 Stock Plan or our 1999 Nonstatutory Stock Option Plan (together the "Plans"), as determined by our Board of Directors in their sole discretion. A new option agreement will be entered into between Tut and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six months and two days after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1998 Stock Plan and the 1999 Nonstatutory Stock Option Plan and the options granted under each of the Plans.

     General.
     -------

     1998 Stock Plan

     The maximum number of shares currently reserved for issuance through the exercise of options granted under our 1998 Stock Plan is 1,733,218, plus an annual increase added on the first day of each fiscal year equal to the lesser of 375,000 shares or 3% of our outstanding shares on the first day of our fiscal year or a lesser number of shares determined by our Board of Directors. As of May 10, 2001, 687,867 shares are available for grant under our 1998 Stock Plan. Our 1998 Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

     1999 Non Statutory Stock Option Plan

     The maximum number of shares reserved for issuance through the exercise of options granted under our 1999 Nonstatutory Stock Option Plan is 1,825,000 shares. As of May 10, 2001 413 shares are available for grant under our 1999 Nonstatutory Plan. Our 1999 Nonstatutory Stock Option Plan permits only the granting of options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

     Administration.
     --------------

     The Plans are administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.
     ----

     Options generally have a term of ten (10) years. Incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Tut or a subsidiary have a term of no more than five (5) years.

     Termination.
     -----------

     Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three (3) months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve
(12) months following such termination.

     The termination of your option under the circumstances specified in this section will result in the termination of your interests in our Plans. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     Exercise Price.
     --------------

     The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the last market trading day prior to the date of grant.

     However, the exercise price may not be less than 110% of the closing price per share reported by the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Tut or a subsidiary.

     Vesting and Exercise.
     --------------------

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48(th) of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by us.

     Each new option granted will vest as follows:

     . all shares equal to the number of shares that were fully vested under the cancelled option on the Expiration Date will be fully vested;

     . all shares equal to the number of unvested shares under the cancelled option on the Expiration Date that would have been fully vested on the date the new option is granted (at least six months and two days from the Cancellation Date) will be fully vested; and

     . all remaining unvested shares will vest ratably each month, beginning on the date the new option is granted and ending on the date that is at least twelve months prior to the date that the cancelled option would have been fully vested. In other words, the vesting schedule for each new option will be shortened by approximately twelve months.

     The following is an example:

     Old option (cancelled):
     ----------------------
     Total number of shares:  1,000
     Grant date:  5/13/99
     Vesting start date:  5/13/99
     Vesting schedule:  1/4 at 1 year, 1/48 monthly thereafter
     Total number of shares vested at Expiration Date:  500
     Total number of shares unvested at Expiration Date:  500
     Scheduled full vesting date:  5/13/03

     New Option:
     ----------
     Total number of shares:  1,000
     Vesting start date:  12/13/01
     Grant date:  12/13/01
     Total number of shares vested on grant date:  625

     500 (portion of cancelled option that was vested on the Expiration Date) +125 (portion of cancelled option that would have been fully vested on the date the new options are granted) = 625

     Total number of shares unvested on grant date:  375

     Vesting schedule for unvested shares: 1/5 of remaining shares for 5 months (17 months remaining until scheduled full vesting date for cancelled option shortened by twelve months).

     Fully vested:  5/13/02.

     Payment of Exercise Price.
     -------------------------

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and may include the following:

     .  cash,

     .  check,

     .  promissory note,

     .  certain other shares of our common stock,

     . consideration received by Tut under a cashless exercise program implemented by Tut in connection with the Plans,

     .  a reduction in the amount of any Company liability to the optionee,

     .  a combination of the foregoing methods, or

     .  such other consideration to the extent permitted by applicable laws.

     Adjustments Upon Certain Events.
     -------------------------------

     If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

     In the event there is a liquidation or dissolution of Tut, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the exercisability of any option.

     Termination of Employment.
     -------------------------

     If, for any reason, you are not an employee of Tut or one of our U.S. subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without good reason, or die, we terminate your employment, with or without cause, or you transfer employment to a non-U.S. subsidiary before the date we grant the new options, you will not receive anything for the options that you tendered and, because we will have cancelled the options that you tendered, we will not be able to return your old options to you.

     Transferability of Options.
     --------------------------

     New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Registration of Option Shares.
     -----------------------------

     1,000,000 shares of common stock issuable upon exercise of options under our 1998 Stock Plan and 1,000,000 shares issuable upon exercise of options under our 1999 Nonstatutory Stock Option Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences.
     ------------------------------------

     You should refer to Section 17 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. We also recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction that apply to your individual circumstances.

     Our statements in this Offer to Exchange concerning our 1998 Stock Plan and 1999 Nonstatutory Stock Option Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1998 Stock Plan and 1999 Nonstatutory Stock Option Plan and the forms of option agreement thereunder. Please contact us at Tut Systems, Inc., 5964 West Las Positas Blvd., Pleasanton, California, 94588 (telephone: (925) 460-3900), to receive a copy of our 1998 Stock Plan, 1999 Nonstatutory Stock Option Plan and the form of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

     11.  Information concerning Tut.
          --------------------------

     Our principal executive offices are located at 5964 West Las Positas Blvd., Pleasanton, California, 94588, and our telephone number (925) 460-3900. We were incorporated in California in August 1983, began operations in August 1991, and reincorporated in Delaware in September 1998.

     We design, develop and market advanced communications products which enable high-speed data access over the copper infrastructure of telephone companies, as well as the copper telephone wires in residential and commercial multi-tenant buildings. Our products incorporate high-bandwidth access multiplexers, associated modems and routers, ethernet extension products and integrated network management software. We use our proprietary FastCopper technologies to deliver cost-effective, scalable and easy to deploy solutions that exploit the underutilized bandwidth of copper telephone wires within these buildings. Our products also provide service providers with enhanced capabilities such as subscriber management, bandwidth management, plug and play installation, portal redirection, internet protocol address management, or IP address management, service authorization and network address translation. In addition, we recently introduced our IntelliPOP(TM) product which utilizes our proprietary Signature Switch(TM) technology and is designed to allow service providers to manage and guarantee bandwidth and service performance across applications such as IP telephony, virtual private networking, or VPN networking, videoconferencing, video-on-demand, file transfer and Internet access and to efficiently configure IntelliPOP for the delivery of these services according to the unique market requirements of multi-tenant building owners and end-user subscribers on an individual or collective basis. Our systems and related services are designed with the specific requirements of the multi-tenant unit, or MTU, market in mind and enable service providers in this market to increase their revenue by providing additional services and increase customer retention through bundled service offerings.

     12.  Financial Information.
          ---------------------

     The financial information set forth on pages 37 through 60 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and on pages 3 through 11 of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2001 are incorporated herein by reference.

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 will be distributed with this Offer to Exchange. See "Additional Information" beginning on page 32 for instructions on how you can obtain additional copies of these and of other Tut SEC filings, including filings that contain our financial statements.

     13.  Price range of shares underlying the options.
          --------------------------------------------

     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "TUTS". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                                                                High            Low
                                                                              -------          ------
Fiscal Year 2001
     Quarter ended March 31, 2001....................................         $  8.03          $ 2.94
Fiscal Year 2000
     Quarter ended December 31, 2000.................................         $ 79.25          $ 6.16
     Quarter ended September 30, 2000................................         $115.50          $55.44
     Quarter ended June 30, 2000.....................................         $ 63.13          $31.38
     Quarter ended March 31, 2000....................................         $ 72.38          $39.00
Fiscal Year 1999
     Quarter ended December 31,1999..................................         $ 56.50          $24.94
     Quarter ended September 30, 1999................................         $ 47.25          $22.44
     Quarter ended June 30, 1999.....................................         $ 70.19          $38.00
     Quarter ended March 31, 1999....................................         $ 76.13          $39.75

     As of May 10, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market was $3.20 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     14.  Interests of directors and officers; transactions and arrangements
          ------------------------------------------------------------------
          concerning the options.
          ----------------------

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of May 10, 2001, our executive officers and non-employee directors (fourteen (14) persons) as a group owned options outstanding under our 1992 Stock Plan to purchase a total of 152,198 of our shares, which represented approximately 59.1% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers as a group owned options outstanding under our 1998 Stock Plan to purchase a total of 639,837 of our shares, which represented approximately 67.5% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers as a group owned options outstanding under our 1999 Nonstatutory Stock Option Plan to purchase a total of 124,000 of our shares, which represented approximately 7.1% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group owned options outstanding under all of our stock plans to purchase a total of 916,035 of our shares, which represented approximately 31.0% of the shares subject to all options outstanding under the plans as of that date.
These options to purchase our shares owned by directors and executive officers are not eligible to be tendered in the offer.

     In the sixty (60) days prior to and including May 10, 2001, the executive officers and directors of Tut had the following transactions involving options to purchase our common stock or in our common stock:

     . On March 19, 2001, Mark Carpenter was granted two options to purchase a total of 90,000 shares at $3.75 per share.

     . On March 19, 2001, Ian Moir was granted two options to purchase a total of 50,000 shares at $3.75 per share.

     . On March 19, 2001, Craig Bender was granted an option to purchase 25,000 shares at $3.75 per share.

     . On March 19, 2001, Nelson Caldwell was granted an option to purchase 75,000 shares at $3.75 per share.

     . On March 19, 2001, Marilyn Lobel was granted an option to purchase 30,000 shares at $3.75 per share.

     . On March 19, 2001, Alida Rincon was granted an option to purchase 30,000 shares at $3.75 per share.

     . On April 30, 2001, Craig Bender purchased 1,223 shares at $2.125 pursuant to our 1998 Employee Stock Purchase Plan.

     . On April 30, 2001, Avi Caspi purchased 1,089 shares at $2.125 pursuant to our 1998 Employee Stock Purchase Plan.

     . On April 30, 2001, Sal D'Auria purchased 738 shares at $2.125 pursuant to our 1998 Employee Stock Purchase Plan.

     . On April 30, 2001, Marilyn Lobel purchased 738 shares at $2.125 pursuant to our 1998 Employee Stock Purchase Plan.

     Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including May 10, 2001 by Tut or, to our knowledge, by any executive officer or director of Tut.

     15.  Status of options acquired by us in the offer; accounting
          ---------------------------------------------------------
          consequences of the offer.
          -------------------------

     Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares (other than those acquired from our 1992 Stock Plan) available for grants of new options under the plans pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

     . we will not grant any new options until a business day that is at least six months and two days after the date that we accept and cancel options tendered for exchange, and

     . the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

     If we were to grant the new options on any date which is earlier than six months and two days after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and two days, we believe we will not have to treat the new options as variable awards.

     16.  Legal matters; regulatory approvals.
          -----------------------------------

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and two days from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

     17.  Material U.S. Federal Income Tax Consequences.
          ----------------------------------------------

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the offer.

     Incentive Stock Options
     -----------------------

     Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1998 Stock Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     . more than two years after the date the incentive stock option was granted, and

     . more than one year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

     If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

     If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. One requirement for options to qualify as incentive stock options is that the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option. You should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock option that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

     Nonstatutory Stock Options.
     --------------------------

     Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

     18.  Extension of offer; termination; amendment.
          ------------------------------------------

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     . we increase or decrease the amount of compensation offered for the options,

     . we decrease the number of options eligible to be tendered in the offer, or

     . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

     19.  Fees and expenses.
          -----------------

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

     20.  Additional information.
          ----------------------

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     1. Tut's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

     2. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 22, 1999 and

     3. Tut's definitive proxy statement on Schedule 14A filed with the SEC on April 3, 2001.

     4. Tut's quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 11, 2001.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.        7 World Trade Center       500 West Madison Street
      Room 1024                    Suite 1300                  Suite 1400
Washington, D.C. 20549      New York, New York 10048     Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "TUTS" and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Tut Systems, Inc., 5964 West Las Positas Blvd., Pleasanton, California, 94588, or telephoning us at (925) 460-3900.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Tut should be read together with the information contained in the documents to which we have referred you.

     21.  Miscellaneous.
          -------------

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Tut or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     .  our history of losses which we expect to continue in the future;

     . our ability to attract and retain our personnel may be negatively impacted by the drop in our stock price;

     . our quarterly operating results being subject to fluctuations, which may affect our stock price;

     . the dramatic decrease in purchases by past customers and our need to establish a new base of customers;

     . our substantial risks in launching our new IntellPOP product and the continued acceptance of our Expresso products;

     . the loss of any key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business;

     . the market in which we sell our products and services may not grow as we anticipate and our revenues may be harmed;

     .  our need to reduce our accumulation of inventory;

     . our difficulty in forecasting product sales could negatively impact our business;

     . our revenues may be harmed if general economic conditions continue to worsen;

     . our reliance upon third parties to test substantially all of our products and any failure to adequately quality control them could harm our business;

     . our stock price is susceptible to our operating results and to stock market fluctuations;

     . our market is subject to rapid technological change and if we do not address these changes, our products will become obsolete, harming our business and ability to compete;

     . our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share;

     . our success depends on our ability to continually introduce new products that achieve broad market acceptance;

     . failure to effectively manage operations in light of our changing revenue base will adversely affect our business;

     . if we fail to protect our intellectual property, or if others use our proprietary technology without authorization, our competitive position may suffer; and

     . we depend on international sales for a significant portion of our revenue, which could subject our business to a number of risks.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document, the memorandum from Janice Ramsey dated May 11, 2001, the Election Form, the Notice to Change Election from Accept to Reject and the Promise to Grant New Option. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

May 11, 2001                                                   Tut Systems, Inc.

                                  SCHEDULE A

                   INFORMATION CONCERNING THE DIRECTORS AND
                    EXECUTIVE OFFICERS OF TUT SYSTEMS, INC.

     The directors and executive officers of Tut Systems, Inc. and their positions and offices as of May 10, 2001, are set forth in the following table:

             Name                                   Position and Offices Held
     ---------------------       ----------------------------------------------------------------
     Salvatore D'Auria           President, Chief Executive Officer and Chairman of the Board

     Nelson Caldwell             Vice President of Finance, Chief Financial Officer and Secretary

     Craig Bender                Vice President of Marketing Development

     Mark Carpenter              Executive Vice President, Products

     Avi Caspi                   Vice President of Operations

     Ian Moir                    Vice President of Technology

     Marilyn Lobel               Vice President and Controller

     Alida Rincon                Vice President and General Counsel

     Roger Moore                 Director

     Saul Rosenzweig             Director

     Clifford H. Higgerson       Director

     David Spreng                Director

     Neal Douglas                Director

     George Middlemas            Director

     The address of each director and executive officer is: c/o Tut Systems, Inc., 5964 West Las Positas Blvd., Pleasanton, California, 94588.

                                      A-1